Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (January 29, 2014)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a cash dividend to shareholders.  The quarterly dividend of $0.05 per share will be paid March 3, 2014 to shareholders of record on the close of business on February 12, 2014.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At December 28, 2013, there were 1,005 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 112 retail franchises have been awarded but are not open.  In addition, at September 28, 2013, the Company had a lease portfolio of $36.7 million.